Exhibit 99.1

March 26, 2020

Dear Series B Preferred Stockholders:

These are unprecedented times. It is no secret that the effects of the coronavirus (“COVID-19”) are dramatic; as much of the world is basically shutting down to reduce transmission of the virus, which is part of the effort to “flatten the curve.” One result is that the stock market has had some of its worst months since 1931, and is down more than 35% from its most recent highs.

Uncertainty and fear are in the air. But most of us are also certain that the world and the U.S. will fight and win the war against the virus. It’s a matter of time, and while no one knows when the curve will start heading south, many experts seem to think the turnaround will begin in some areas in terms of weeks or months, though longer remains a possibility. One thing we can all agree upon is the sooner the better.

Where we are now

At Gaucho Group Holdings, we have taken immediate action to shore up our financial position. We have begun to reduce operational expenses by approximately $800,000 per year by reducing administrative costs including non-renewal of the lease in August 2020 for our New York headquarters and reduction in workforce hours and marketing expenses. Some of these significant savings will be immediate, others will be unfolding in the coming weeks. Our goal is ultimately to reduce expenses of between $1-2 million in 2020.

To be sure, now is not the time to complete our long-awaited public offering while the COVID-19 pandemic continues and worsens. However, I believe that once the world begins to perceive that the virus is under control, the U.S. will experience a tremendous resurgence. I liken it to the post-World War II boom, as confidence will return, enthusiasm for normalcy will reign, consumer spending will return in a big way given the pent up demand, and hopefully there will an explosive V shape recovery in global markets. At that point, we intend to proceed with the public offering.

In times like these, the wealth of many investors around the globe takes a significant hit (especially those who invested heavily on margin), but also at such times those who can hold on or take advantage of current valuations have opportunities to make significant gains. And this all explains why we have to, perhaps need to, move at a slower pace in our business and toward achieving our twin goals of completing the public offering and uplisting to Nasdaq. We need to take a realistic view, which we believe will inure to the benefit of all of our stockholders. To bail out now, to begin to liquidate assets, or perhaps to be forced into bankruptcy by third parties, would surely not serve the interests of our preferred or our common stockholders.

gaucho group holdings, Inc. group (otcqb:vino)

135 Fifth Avenue, Floor 10, New York, NY 10010

(toll free) 866.960.7700 (main) 212.739.7700 (fax) 212.655.0140 | www.gauchobuenosaires.com

What we need to do and why

Many of you know that our Board of Directors and the holders of a majority of Series B Preferred Shares (“Series B Shares”) approved extending the deadline for the company to have to redeem the Series B Shares (the “Redemption Date”) to April 15, 2020 if no uplisting is achieved by such date. Management and the Board now believe that an additional extension of the Redemption Date, to December 31, 2020, is necessary and in the best interests of the Series B Stockholders as well as the holders of our common stock. I note that we would extend for a longer period than we anticipate needing as we do not know for how long COVID-19 will disrupt the global economy.

Accordingly, we are today asking for everyone’s support to extend the Redemption Date so that we as a company can survive through the historic COVID-19 episode, and prepare ourselves for what we believe will be significant growth and ample interest in our public offering and diversified portfolio of properties and businesses.

Effects of not acting

Many of you also own Gaucho Group Holdings common stock, and I submit it is clearly in your best interests to support the extension so the company can pursue its public offering post-resolution of COVID-19. A very small number of Series B Stockholders have expressed the view that a “simple liquidation” of company assets would be sufficient to pay off the principal and interest owed to the Series B Stockholders, but I believe that view is not only misguided, but also ill-informed. Between COVID-19, the economic situation in Argentina, and investor reluctance to acquire assets (especially for cash), selling assets now would be inadvisable. Recent interest in acquiring some of our assets (not always at acceptable prices) has dried up as most everyone is taking a wait-and-see approach. And should we be forced to liquidate in an involuntary proceeding, while the Series B Stockholders have preferential rights above all common stockholders, under applicable law several groups would have a higher (or prior) claim against proceeds from asset sales, such as (1) employees in Argentina owed severance payments (under a new law in Argentina, any employee laid off would be eligible to receive two times their normal severance payments), (2) governmental entities owed taxes that are due or that might hereafter accrue, (3) holders of secured debt, and (4) holders of unsecured debt. Remaining funds (from a current sale), if any, would likely not be enough to pay in full the obligations to the Series B Stockholders, nor do we believe anything would remain for distribution to holders of common stock. This may well change in the future, but this is our view today – in the midst of a worldwide health and economic crisis.

Position of management and the Board of Directors

We believe our best option is to extend the Redemption Date for the Series B Shares, hold our fire and get though the COVID-19period of uncertainty, and then proceed with the public offering and Nasdaq uplisting. But I have to emphasize this is not my decision. The ultimate call on whether or not to extend the Redemption Date is yours – the Series B Stockholders. You will decide the fate of the company, and I will act in accordance with your vote, as I am required to do.

Both management and your Board of Directors support this extension, and we ask for your support to extend the Redemption Date so we can achieve a public offering and uplisting to Nasdaq later this year. Please see the attached form for your review, approval and signature.

More importantly than all of this, we hope and pray that you all stay healthy, and do all that you can to stay safe. I am confident we as a company can survive this, and thrive on the other end.

All the best,

Scott L. Mathis

Chairman of the Board and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this letter includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “ will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Among these risks are those set forth in an amended Form S-1 filed on February 4, 2020. It is important that each person reviewing this release understand the significant risks attendant to the operations of Gaucho Group Holdings. Gaucho Group Holdings disclaims any obligation to update any forward-looking statement made herein.